Exhibit 1.6

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

INDEPENDENT EXPERT’S REPORT ON THE JOINT MERGER PLAN BETWEEN CAIXABANK, S.A., AND BANKIA, S.A.

1.	INTRODUCTION

2.	OBJECTIVES AND SCOPE OF OUR WORK

3.	DESCRIPTION OF THE JOINT MERGER PLAN

4.	VALUATION METHODS USED TO FIND THE EXCHANGE RATio

5.	PROCEDURES OF OUR WORK

6.	SPECIAL VALUATION DIFFICULTIES

7.	CONCLUSIONS

APPENDIX: JOINT MERGER PLAN APPROVED BY THE BOARDS OF DIRECTORS OF CAIXABANK, S.A., AND BANKIA, S.A.

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.	2

To the Boards of Directors of Bankia, S.A., and CaixaBank, S.A.

1.	INTRODUCTION

For the purposes of section 34 of Law 3/2009 of 3 April on structural changes to companies (“Law on Structural Changes to Companies”) and articles 340 and 349 of the Companies Register Regulation, and in accordance with our own appointment to the position of independent expert by Ms Isabel Querol Sancho, registrar in charge of Companies Register Number VI of Valencia, in proceeding number E87/29, we would like to present you with our independent expert’s report on the joint merger plan (“Joint Merger Plan”) between CaixaBank, S.A. ("CaixaBank" or the “Absorbing Company”), and Bankia, S.A. (“Bankia” and/or the “Absorbed Company” and, together with CaixaBank, the “Entities”), approved by the Entities’ Boards of Directors on 17 September 2020, and on the net assets to be transferred to the Absorbing Company.

The Joint Merger Plan was approved and signed by all the directors of the Entities, in accordance with section 30 et seqq. of the Law on Structural Changes to Companies. Since 18 September 2020 it has been posted on the corporate websites of the Entities, where it can be downloaded and printed out. It is anticipated that the Joint Merger Plan will be submitted for approval to the Entities’ respective general shareholders’ meetings, to be held between 1 and 3 December 2020.

In accordance with section 34.1, paragraph two, this report is the sole independent expert’s report on the Joint Merger Plan.

2.	OBJECTIVES AND SCOPE OF OUR WORK

According to our orders from the Companies Register of Valencia and applicable legislation, the scope of our work covered a review of the Joint Merger Plan appended to this report and all the documents made available to us in connection with the Joint Merger Plan, to enable us to reach conclusions on the following points:

•	Whether or not the exchange ratio between shares in the Absorbed Company and shares in the Absorbing Company is justified; what methods were used by the Entities’ directors to establish the exchange ratio; whether the methods they used were suitable, including mention of the resulting figures and any special valuation difficulties; and

•	Whether net equity contributed by the Absorbed Company is at least equal to the capital increase the Absorbing Company is to carry out.

We must mention that our work is independent. Therefore, it does not entail any recommendation for the Entities’ Boards of Directors or general shareholders’ meetings or for third parties about the position they should take in connection with the planned merger or other transactions by the Entities, nor about the effects of the planned merger or other transactions for the Entities. Our work does not aim to analyse the appropriateness of the Entities' business strategies or their rationale.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

3	Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.

3.	DESCRIPTION OF THE JOINT MERGER PLAN

3.1.	IdentificaTION OF THE ENTITIES INVOLVED

The Entities’ identifying particulars are as follows:

•	Absorbing Company:

—	CaixaBank is a Spanish credit entity with its registered office at calle Pintor Sorolla, 2-4, Valencia, and tax ID number A-08663619. It is registered with the Companies Register of Valencia in Volume 10,370, Folio 1, Page V-178,351, and in the Special Register of the Bank of Spain under number 2100.

—	CaixaBank’s share capital is 5,981,438,031 euros, which is fully subscribed and paid up and divided into 5,981,438,031 ordinary registered shares, each of a nominal value of one euro, belonging to the same class and series, represented by book entries, fully subscribed and paid up and admitted to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (“Continuous Market”). The book-entry records are made and held by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (“Iberclear”).

•	Absorbed Company:

—	Bankia is a Spanish credit entity with its registered office at calle Pintor Sorolla, 8, Valencia, and tax ID number A-14010342. It is registered with the Companies Register of Valencia in Volume 9341, Book 6623, Folio 104, Page V-17,274, and in the Special Register of the Bank of Spain under number 2038.

—	Bankia’s share capital is 3,069,522,105 euros, which is fully subscribed and paid up and divided into 3,069,522,105 ordinary registered shares, each of a nominal value of one euro, belonging to the same class and series, represented by book entries, fully subscribed and paid up and admitted to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Continuous Market. The book-entry records are made and held by Iberclear.

3.2.	Context AND PURPOSE OF THE MERGER

As reasoned in the Joint Merger Plan, the merger is proposed within a market context in which the banking sector is experiencing a process of restructuring and gradual concentration, caused by banks’ need to seek more advantageous scales to increase their efficiency and optimise their operating costs. Globally speaking, the banking business is undergoing a digital transformation, and interest margins have been falling lower and lower as a result of negative interest rates and the economy’s deleveraging process. Furthermore, the Entities’ directors anticipate that the worldwide COVID-19 pandemic will keep interest rates at very low or even negative levels for longer than expected, while causing a rise in defaulting and bad debt provisions, impacting on the profitability of banks.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.	4

The Entities’ Boards of Directors see the proposed merger as a strategic opportunity for both banks, because it is a strong strategic move in the right direction and because it will enable them to better tackle the situation caused by the pandemic and the above-mentioned structural challenges facing Eurozone banks, and particularly because it will enable them to reach a greater number of clients with an optimised cost structure and jointly undertake digital transformation investments more efficiently.

After the merger, the combined entity will be a Spanish market leader thanks to its volume of assets, loans and deposits, and its position as a provider of long-term savings products (including investment funds, pension funds and life insurance) will be strengthened greatly. In addition, the entities’ office networks and areas of operation complement each other well, so the resulting entity will have a better-balanced geographical distribution.

3.3.	STRUCTURE OF THE TRANSACTION

In the terms stated in sections 22 et seqq. of the Law on Structural Changes to Companies, subject to approval by the Entities’ General Meetings of shareholders, the merger will be carried out through Bankia’s being absorbed into CaixaBank, with the termination of Bankia via dissolution without liquidation and the transfer of Bankia’s assets and liabilities as a whole to CaixaBank, which will acquire all of Bankia’s rights and obligations by universal succession. As a result of the merger, the shareholders of Bankia will receive shares in CaixaBank in exchange for their Bankia shares.

3.4.	EXCHANGE RATIO

The exchange ratio for the shares in CaixaBank and Bankia has been found based on the actual value of their net assets. The exchange ratio will be 0.6845 newly issued shares in CaixaBank (each of a nominal value of one euro, and of the same characteristics and with the same rights as the existing shares in CaixaBank at the time of their issue) for every share in Bankia in circulation turned in for exchange (of a nominal value of one euro).

No complementary cash payment as provided for in section 25 of the Law on Structural Changes to Companies is anticipated. Nevertheless, the Entities have decided to establish a mechanism to ensure that the number of CaixaBank shares to be delivered to Bankia shareholders in exchange for their Bankia shares is a whole number.

CaixaBank’s Audit and Control Committee and Bankia’s Audit and Control Committee both met before their respective Board of Directors’ meetings where the Joint Merger Plan was written, and at that time they reported favourably on the merger’s financial conditions, accounting impact and exchange equation.

Moreover, Morgan Stanley & Co. International plc (“Morgan Stanley”) and RothschildCo España, S.A. (“Rothschild & Co”), each issued a fairness opinion on 17 September 2020, addressed respectively to the CaixaBank Board of Directors and the Bankia Board of Directors, confirming that the proposed exchange ratio is fair for their respective shareholders from a financial point of view.

For the purposes of section 33 and related sections of the Law on Structural Changes to Companies, the Entities’ Boards of Directors have each drafted a report on the Joint Merger Plan where they explain and justify the plan, in accordance with the sections cited above, in its legal and economic aspects, referring especially to the exchange ratio and any special valuation difficulties.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

5	Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.

3.5.	EXCHANGE METHOD. CAPITAL INCREASE

As established in the Joint Merger Plan, CaixaBank will exchange Bankia shares for newly issued ordinary shares.

To this end, CaixaBank will increase its share capital by the sum necessary to cater for the exchange of Bankia shares, by issuing and releasing into circulation the number of new ordinary shares required, each having a nominal value of one euro, of the same class and series as the shares currently in circulation, represented as book entries. In accordance with section 304.2 of the Law on Corporate Enterprises, no pre-emptive rights will be provided for, and the subscription of new shares will be reserved for the holders of Bankia shares.

The Bankia shares in circulation are eligible for exchange, except for shares disqualified under section 26 of the Law on Structural Changes to Companies, i.e., any Bankia shares owned by CaixaBank (including any Bankia shares CaixaBank acquires through the odd-lot dealer) and Bankia’s treasury shares, which will be redeemed. On the date of the Joint Merger Plan, CaixaBank did not hold any shares in Bankia, and Bankia held 31,963,300 direct treasury shares.

As a consequence of absorbing Bankia’s assets and liabilities, considering the total number of Bankia shares in circulation on the date of the Joint Merger Plan that qualify for exchange (i.e., 3,069,522,105 shares, each with a nominal value of one euro, less 31,963,300 treasury shares, which will remain treasury shares until the merger is complete and therefore will not be exchanged), the maximum number of shares CaixaBank has to issue to make the merger exchange at the agreed-to exchange ratio is 2,079,209,002. These will be ordinary shares in CaixaBank, each having a nominal value of one euro. This means a capital increase of a maximum nominal sum of 2,079,209,002 euros.

The capital increase may eventually be smaller, depending on Bankia’s treasury shares and the number of Bankia shares CaixaBank holds at the time of the merger.

The nominal value of the new shares in the Absorbing Company and their issue premium will be paid out in full in the form of the contribution of Bankia’s net assets to CaixaBank, whereupon CaixaBank will take on Bankia’s rights and obligations by universal succession.

CaixaBank will apply to have the new shares admitted to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Continuous Market.

3.6.	Merger balance sheet/Half-yearly financial statement. Annual accounts. Valuation of the assets and liabilities of bankia subject to transfer

Section 4.1 of the Joint Merger Plan specifies that the following shall be regarded as the merger balance sheets for the purposes of section 36.1 of the Law on Structural Changes to Companies:

•	For CaixaBank, the balance sheet as of 30 June 2020, drawn up by the CaixaBank Board of Directors at their meeting of 24 September 2020 and duly audited by CaixaBank’s account auditor (the “Merger Balance Sheet”). The Merger Balance Sheet will be submitted for approval to the General Meeting of shareholders in CaixaBank scheduled to decide on the merger, before the merger resolution is introduced.

•	In the case of Bankia, the merger balance sheet will be replaced by the audited half-yearly financial statement as of 30 June 2020 required by securities market legislation, which was made public on 31 July 2020, as called for by section 36.3 of the Law on Structural Changes to Companies (the “Half-yearly Financial Statement”).

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.	6

Also, for the purposes of section 31.10 of the Law on Structural Changes to Companies, section 4.2 of the Joint Merger Plan states that the conditions under which the merger is to take place were determined in the light of the Entities’ annual accounts for the financial year ending on 31 December 2019, as the merging entities’ financial year is the same as the calendar year.

For the purposes of section 31.9 of the Law on Structural Changes to Companies, section 4.3 of the Joint Merger Plan states that the magnitudes of Bankia’s assets and liabilities are those shown on the Half-yearly Financial Statement, but even so the assets and liabilities transferred from Bankia to CaixaBank will be entered onto CaixaBank’s books at their fair value as of the effective date of the merger for accounting purposes.

3.7.	EFFECTIVE DATE FOR ACCOUNTING PURPOSES AND FOR NEW SHAREHOLDERS’ SHARING IN THE COMPANY PROFITS

It has been established that the effective date of the merger for accounting purposes is the date after the merger’s approval by the Entities’ General Meetings of shareholders when the last of the conditions precedent in section 17 of the Joint Merger Plan is met, as that is the date on which the Absorbing Company is considered to have taken control of the Absorbed Company pursuant to the applicable regulations.

Furthermore, for the purposes of section 31.6 of the Law on Structural Changes to Companies, section 5 of the Joint Merger Plan states that the new shares CaixaBank delivers to Bankia shareholders in the merger exchange are to be ordinary shares of the same single class and series as the shares currently in circulation, with the same rights as of the date when the notarial instrument of merger is registered with the Companies Register of Valencia. These rights include the right to a share of the company profits under the same terms as the holders of the CaixaBank shares already in circulation on that date.

3.8.	ANCILLARY OBLIGATIONS, SPECIAL RIGHTS AND SECURITIES OTHER THAN THOSE REPRESENTING CAPITAL

According to the Joint Merger Plan, there are no ancillary obligations, privileged special shares or persons assigned special rights other than the rights of standard share ownership, at either CaixaBank or Bankia. Therefore, no special rights have to be granted, and no options of any sort need to be offered.

The CaixaBank shares delivered to Bankia shareholders as a result of the merger do not give their holders any special rights whatsoever.

3.9.	CONDITIONS PRECEDENT

The effectiveness of the merger is subject to the conditions precedent listed below:

•	The Minister for Economic Affairs and Digital Transformation must give authorisation for Bankia’s absorption by CaixaBank in accordance with additional provision twelve of Law 10/2014 of 26 June on the regulation, supervision and solvency of credit entities.

•	The National Commission on Markets and Competition must authorise the financial concentration resulting from the merger in accordance with Law 15/2007 of 3 July on the defence of competition and related regulations.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

7	Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.

•	The General Directorate of Insurances and Pension Funds, the National Securities Market Commission and the Bank of Spain must not have objected to the fact that the merger will result in CaixaBank’s acquiring significant holdings in companies under their supervision. The absence of objection may be either expressly notified or owing to the expiration of the maximum regulation term for objections without any objection having been made.

•	The European Central Bank must not have objected to the acquisition of significant holdings in CaixaBank as a result of the merger, either expressly notified or owing to the expiration of the maximum regulation term for objections without any objection having been made.

•	Supervisory authorities (particularly including the European Central Bank, the Bank of Spain, the General Directorate of Insurances and Pension Funds and the National Securities Market Commission) must have either authorised or not objected to the fact that those who will be CaixaBank shareholders after the merger will have acquired significant indirect holdings in companies in which CaixaBank has an interest and which are subject to said supervisory entities’ supervision.

4.	VALUATION METHODS USED TO FIND THE EXCHANGE RATIO

4.1.	MAIN VALUATION METHOD APPLIED BY THE ENTITIES’ BOARDS OF DIRECTORS

In accordance with section 25 of the Law on Structural Changes to Companies, the exchange ratio was found on the basis of the real value of the net assets of CaixaBank and Bankia.

To find the real value of the Entities’ net equity in order to set the exchange ratio, the Boards of Directors applied a reference method based on listed share price. Use of the listed share price as a valuation criterion is justified by the fact that it is the criterion most commonly applied in mergers of listed companies with suitable free float and liquidity, and it is the method usually preferred for finding actual value in the case of listed shares (for example, in section 504.2 of the Law on Corporate Enterprises, when finding the fair value of the shares to issue in capital increases where pre-emptive rights are excluded, the fair value is presumed to be the share’s price on the stock exchange unless there are grounded reasons for believing otherwise).

At market close on 3 September 2020 (the last trading session before the public announcement that the Entities were engaged in merger negotiations), the price of CaixaBank shares was 1.816 euros per share, and the price of Bankia shares, 1.036 euros per share. This yielded an implicit exchange equation of 0.5704 shares in CaixaBank for each share in Bankia.

On 17 September 2020, the Entities’ Boards of Directors resolved to propose to their respective General Meetings of shareholders, through the signing of the Joint Merger Plan, a merger based on an exchange ratio of 0.6845 shares in CaixaBank per share in Bankia. This implies a 20% premium over the implicit exchange equation of 0.5704 (indicated in the paragraph above) based on share prices for 3 September 2020.

The resulting entity’s synergy-creating ability was a factor in setting this exchange ratio. The exchange ratio was also set on the basis of the Entities’ undertaking not to declare payment of any dividends or make any other kind of distribution of their share capital or reserves or reimburse any part of their share capital until the merger is complete.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.	8

As commented previously, the Joint Merger Plan reports that CaixaBank engaged the services of Morgan Stanley as its financial advisor for the merger process. On 17 September 2020 Morgan Stanley gave a fairness opinion at the request of the CaixaBank Board of Directors for the Board’s exclusive use. The fairness opinion concluded that, on that date, based on the elements, restrictions and assumptions contained in the opinion, the agreed-to exchange ratio was fair for CaixaBank and its shareholders from a financial point of view.

Bankia engaged Rothschild & Co as its financial advisor in the merger process. On 17 September 2020 Rothschild & Co gave a fairness opinion at the request of the Bankia Board of Directors for the Board’s exclusive use. The fairness opinion concluded that, on that date, based on the elements, restrictions and assumptions contained in the opinion, the proposed exchange ratio was fair for Bankia’s shareholders from a financial point of view and in light of current market conditions and the regulatory climate.

4.2.	OtHER METHODS USED BY THE ENTITIES’ BOARDS OF DIRECTORS

4.2.1.	OTHER METHODS USED BY CAIXABANK’S BOARD OF DIRECTORS

The CaixaBank Board of Directors used other valuation methods that it deemed pertinent to analyse the fairness of the agreed-to exchange ratio from CaixaBank’s standpoint, and it observed that the exchange equation the Entities agreed to falls within the range yielded by the application of these methods.

The methods it used are the following:

•	Historical share prices

This method mitigates the potential impact of volatility on share prices at a given time, because it takes into consideration various time horizons. Several mean prices for periods prior to 3 September 2020 (the last trading session before the public announcement that the Entities were engaged in merger negotiations) were used as references for these purposes.

•	Analysts’ target prices

This method is based on target prices given in analysts’ reports issued after each of the Entities’ second-quarter results for 2020 were made public (28 July 2020 for Bankia and 31 July 2020 for CaixaBank) and up to 3 September 2020, the date of the last trading session before the public announcement of negotiations with a view to the Entities’ merger.

•	Market multiples

The basis for this method is that it combines market multiples for comparable listed entities and independent financial analysts’ expectations regarding their future profitability with CaixaBank and Bankia’s net asset values. For this purpose, a regression analysis was performed based on the ratio of the price multiples over tangible net book value (equity, not including minority interests, other issued capital instruments entered as capital and reserves and intangible assets) and the expected return on net book value for comparable listed entities, using three-year profitability projections. This regression analysis was also applied on the basis of equity securities adjusted for the Entities’ capital surplus or deficit.

Market multiple valuation was also performed following the WEV (warranted equity valuation) method, which is based on applying the theoretical intrinsic valuation multiple that relates the return on tangible net book value with the cost of capital.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

9	Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.

•	Premiums paid in previous transactions

Lastly, premiums paid on previous transactions were also analysed. The premiums were taken from examples drawn from the banking industry and other economic sectors in Spain and in the region of Europe, the Middle East and Africa (EMEA) where the full price was paid in shares in the absorbing company.

4.2.2.	OTHER METHODS USED BY BANKIA’S BOARD OF DIRECTORS

The Bankia Board of Directors used other valuation methods that it deemed pertinent from Bankia’s standpoint, which led it to conclude that the proposed exchange ratio lies within the range found by applying the methods used.

The methods used are the following:

•	Share price / Historic market capitalisation

Using this method, the proposed exchange ratio was compared with the exchange ratios found by taking the mean of CaixaBank and Bankia’s respective share prices for different time periods before 3 September 2020 (last month, last three months and last six months).

•	Share analysts’ target price

This method consisted in comparing the implicit valuation of one Bankia share in the proposed exchange equation with the range of target prices assigned to Bankia shares by equity analyst firms tracking the value.

•	Valuation multiples of comparable listed companies

Using this methodology, the valuation multiples implicit in the Entities’ transaction were compared to the multiples implicit in the share prices of comparable listed entities. The multiples used were Price-to-Book Value and the Price-to-Earnings Ratio.

•	Premiums on other transactions

Lastly, the premium implicit in the proposed exchange ratio was compared to the premiums observed in previous transactions in the Spanish market over the last seven years.

5.	PROCEDURES OF OUR WORK

The procedures described below were used in our work.

•	The following information was gathered:

—	Application for the appointment of an independent expert to examine the Joint Merger Plan, submitted to the Companies Register of Valencia by the Entities.

—	Joint Merger Plan between CaixaBank and Bankia, dated 17 September 2020.

—	Reports on the Joint Merger Plan by the directors of CaixaBank and Bankia, both dated 23 October 2020.

—	CaixaBank’s Merger Balance Sheet and Bankia’s Half-yearly Financial Statement, both audited, at 30 June 2020.

—	Fairness opinion on the merger transaction, issued by Morgan Stanley, CaixaBank’s financial advisor, on 17 September 2020, and documents containing the analyses supporting the opinion.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.	10

—	Fairness opinion on the merger transaction, issued by Rothschild & Co, Bankia’s financial advisor, on 17 September 2020, and documents containing the analyses supporting the opinion.

—	Presentation to the meeting of the Board of Directors of CaixaBank of 17 September 2020.

—	Presentation to the meeting of the Board of Directors of Bankia of 17 September 2020.

—	Document explaining the Entities’ webcast presentation of the transaction to analysts and investors on 18 September 2020.

—	Financial due diligence report on Bankia, prepared by CaixaBank’s advisors for the merger process.

—	Financial due diligence report on CaixaBank, prepared by Bankia’s advisors for the merger process.

—	Entities’ analyses evaluating the synergies the proposed merger would produce.

—	Audited individual and consolidated annual accounts of CaixaBank and Bankia for the financial year ending on 31 December 2019.

—	Audited consolidated half-yearly financial statements of Bankia as of 30 June 2020.

—	Consolidated half-yearly financial statements of CaixaBank as of 30 June 2020, which were subjected to a limited review by CaixaBank’s auditor.

—	Document approved by the CaixaBank Board of Directors on 23 October 2020 including the descriptive information on the merger transaction and its consequences for the issuer for the purposes of article 1, sections 4.g) and 5.f), respectively, of Regulation (EU) 2017/1129 of 14 June 2017, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

—	Long-term financial projections for the Entities’ businesses, based on both internal and external information.

—	Minutes of the meetings of the Board of Directors (24 August and 17 September) and the Audit and Control Committee (11 September and 17 September) of CaixaBank discussing business having to do with the merger process.

—	Excerpts from the minutes of the meetings of the Board of Directors (24 August, 27 August and 17 September) of Bankia discussing business having to do with the merger process.

—	Insider information reports submitted by the Entities to the National Securities Market Commission on 3 September 2020, in connection with the merger announcement, and on 18 September 2020, in connection with the approval of the Joint Merger Plan by the Boards of Directors.

—	Stock market analysts’ reports on CaixaBank and Bankia, issued between the announcement of the Entities’ second-quarter results and the date of this report.

—	Stock market information on the Entities’ historic share prices.

—	Public financial and stock market information about listed companies comparable to the Entities.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

11	Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.

—	Public information about previous transactions.

—	Other information considered to be of interest for our work.

•	Analysis and review of the information stated above, bearing in mind our work’s objective and context.

•	Meetings with the Entities’ management and their respective auditors and different financial advisors, to gather additional information we regarded as useful for doing our work.

•	Analysis, review and contrast of the valuation methods that the Entities’ Boards of Directors used to determine the exchange ratio established in the Joint Merger Plan.

•	Analysis of whether the real value of the Absorbed Company’s net equity is at least equivalent to the Absorbing Company’s capital increase. To do this, we applied generally accepted valuation methods widely used to value financial institutions under a framework of business continuity, bearing in mind the context and characteristics of the proposed merger.

•	Securing a signed letter from the management of each of the Entities confirming that, to the best of their knowledge, we had been given all the information considered significant to prepare our independent expert’s report and that no major events had taken place between the Joint Merger Plan’s date and the date of this report that might substantially alter the agreed-to exchange ratio and therefore affect our conclusions.

6.	SPECIAL VALUATION DIFFICULTIES

All valuation work entails subjective observations and requires estimates to be made concerning future events that are uncertain on the valuation date. It is generally accepted that no valuation method offers entirely accurate, indisputable results, and that instead the results consist in ranges within which the value in question may be reasonably expected to lie.

Moreover, the fair value of the Entities depends largely on the future development of certain variables affecting the Entities’ results and capital, such as interest rates, bad debt and the degree to which anticipated synergies associated with the merger are achieved. These variables may eventually not turn out to be exactly as estimated on the date of this report and therefore could affect the Entities’ value.

The scope of our work did not include reviewing or auditing the Entities’ situation in regard to accounting, taxes, legal affairs, labour, the environment, operations or anything else. Therefore, any risks stemming from such situations have not been factored into our work or the conclusions we have reached.

Our work was based on information provided mainly by the Entities and on information drawn from public sources, on the assumption that this information is full and correct. BDO does not expressly or implicitly assume or guarantee the truthfulness, accuracy and integrity of the said information that we received and used to do our work.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.	12

7.	CONCLUSIONS

In accordance with the information on which our work was based and the procedures we applied, and considering the difficulties described in section 6 above, it is our consideration that:

•	The exchange ratio proposed by the Entities’ Boards of Directors is justified, and the valuation methods used and the values they yield are suitable; and

•	The real value of the net assets contributed by Bankia (to be terminated) is at least equal to the maximum value of the capital increase of CaixaBank (Absorbing Company) called for in the Joint Merger Plan.

Our conclusion must be interpreted within the context of the scope of our verifications. Our conclusion leads to no liability beyond the liability related with the scope of our opinion.

This report was prepared exclusively to comply with section 34 of the Law on Structural Changes to Companies and other applicable legislation. Therefore, it is not suitable for any other purpose and must not be used for any other purpose.

BDO Auditores, S.L.P.

Eduardo Pérez Ruiz
Partner

Madrid, 23 October 2020.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

This English version translation is for information purposes only. In the event of a discrepancy or inconsistency between the Spanish and English language versions of this report, the Spanish language version will prevail.

13	Independent expert’s report on the Joint merger plan between caixabank, s.a., and bankia, s.a.

APPENDIX: JOINT MERGER PLAN WHEREBY CAIXABANK, S.A., IS TO ABSORB BANKIA, S.A.

BDO Auditores, S.L.P., a Spanish private limited company, Official Register of Account Auditors registration number S1,273, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Madrid Companies Register, Volume 14,413, Section 8, Folio 201, Page No M-238188 (Entry 1) Tax ID: B-82387572

FOR MORE INFORMATION:

EDUARDO PÉREZ RUIZ

+34 917 022 212
+34 638 33 66 11 (M)
eduardo.perez@bdo.es

This publication was written in general terms and must be regarded solely as a general reference. This publication must not be used as the basis for addressing specific situations, and you must not act, or refrain from acting, in the light of the information contained in this document without specific professional advice. Contact BDO Auditores, S.L.P., at any of our offices to discuss these matters within the context of your particular circumstances. BDO Auditores, S.L.P., its partners and employees do not accept or assume any liability for any loss stemming from any action taken or not taken by any individual on the strength of the information contained in this publication or for any decision based on this publication.

BDO Auditores S.L.P. is a Spanish private limited company and a member of BDO International Limited, a UK company limited by guarantee, and they form part of the international BDO network of independent member firms.

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Copyright © 2020. All rights reserved. Published in Spain.

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